UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2022 (June 27, 2022)

TCR2 Therapeutics Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38811	47-4152751
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Binney Street
Suite 710
Cambridge, Massachusetts	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 949-5200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 Par Value	TCRR	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 27, 2022, TCR2 Therapeutics Inc. (the “Company”) issued a press release announcing the unanimous decision of the Board of Directors (the “Board”) to appoint Eric Sullivan as Chief Financial Officer of the Company where he will be responsible for leading all aspects of financial management and capital market strategy. Mr. Sullivan brings nearly 20 years of finance and operations experience in the biotechnology industry working on financial management, strategic planning, and fundraising and capital market transactions across the public and private markets. Prior to joining the Company, Mr. Sullivan was President, Chief Financial Officer and Chief Operating Officer at Triplet Therapeutics where he led finance, business development and corporate operations. Before that, Mr. Sullivan led finance as Senior Vice President at Gemini Therapeutics and Oncorus. Earlier in his career, he held senior financial management positions at bluebird bio and Merrimack Pharmaceuticals. Mr. Sullivan will serve as the Company’s principal financial officer and principal accounting officer, assuming the interim responsibilities assumed by Garry Menzel, Ph.D. A copy of this press release is furnished as Exhibit 99.1 to this report on Form 8-K.

In connection with Mr. Sullivan’s appointment as Chief Financial Officer, the Company and Mr. Sullivan entered into an employment agreement (the “Employment Agreement”). Pursuant to the terms of the Employment Agreement, Mr. Sullivan will receive an annual base salary of $410,000 and be eligible for an annual bonus with a target amount of 40% of his base salary. Mr. Sullivan will be granted an option to purchase 250,000 shares of the Company’s common stock, at an exercise price equal to the fair market value of such shares on the date of grant (the “Equity Award”). Twenty-five percent of the Equity Award will vest and become exercisable on the one-year anniversary of the date of grant, and the balance of the Equity Award will vest in equal installments over the next thirty-six months thereafter, subject to Mr. Sullivan’s continued employment with the Company. Mr. Sullivan is also eligible to participate in the Company’s employee benefit plans available to its employees, subject to the terms of those plans.

Mr. Sullivan’s Employment Agreement provides that, in the event that his employment is terminated by the Company without “cause” or by him for “good reason,” then subject to the execution and effectiveness of a separation agreement and release, he will be entitled to receive (i) an amount equal to (x) nine months of base salary if such termination is not in connection with a “change in control” or (y) 12 months of base salary if such termination is in connection with a “change in control,” provided that in either case, if Mr. Sullivan commences new employment, all payments shall cease; and (ii) payment of the monthly employer COBRA premium for the same level of group health coverage as in effect for Mr. Sullivan on the date of termination for up to (x) nine months if such termination is not in connection with a “change in control,” and (y) 12 months if such termination is in connection with a “change in control.” In addition, if within 12 months following a “change in control,” Mr. Sullivan’s employment is terminated by the Company without “cause” or he resigns for “good reason,” then subject to the execution of the separation agreement and release, all time-based stock options and other time-based stock-based awards held by Mr. Sullivan will accelerate and vest immediately.

Mr. Sullivan has no family relationships with any of the Company’s directors or executive officers, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The foregoing description of the material terms of the Employment Agreement is qualified in its entirety by reference to the complete text of the Employment Agreement, which the Company intends to file, with the Securities and Exchange Commission (“SEC”) as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by TCR[2] Therapeutics Inc. on June 27, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TCR[2] Therapeutics Inc.

Date: June 27, 2022	By:	/s/ Garry Menzel
Garry Menzel President and Chief Executive Officer